Exhibit 99.1

INTEGRATED PAPER RECYCLERS, LLC

FINANCIAL STATEMENTS

APRIL 30, 2008 AND 2007

INTEGRATED PAPER RECYCLERS, LLC

TABLE OF CONTENTS

Page
Independent Auditors’ Report

Balance Sheets April 30, 2008 and 2007	2

Statements of Income and Members’ Equity For the years ended April 30, 2008 and 2007	4

Statements of Cash Flows For the years ended April 30, 2008 and 2007	5

Notes to Financial Statements April 30, 2008 and 2007	7

Feeley & Driscoll, P.C.

Certified Public Accountants / Business Consultants

The Members

Integrated Paper Recyclers, LLC

Woburn, Massachusetts

Independent Auditors’ Report

We have audited the accompanying balance sheets of Integrated Paper Recyclers, LLC as of April 30, 2008 and 2007 and the related statements of income and members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the management of Integrated Paper Recyclers, LLC. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integrated Paper Recyclers, LLC as of April 30, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

June 27, 2008

200 Portland Street • Boston, Massachusetts 02114-1709 • (617) 742-7788 154 Broad Street • Nashua, New Hampshire 03061-3158 • (603) 889-0444 www.fdcpa.com • Fax: (617) 742-0210

INTEGRATED PAPER RECYCLERS, LLC

Balance Sheets

April 30, 2008 and 2007

Assets

	2008	2007
Current assets:
Cash and cash equivalents	$32,974	$352,489
Accounts receivable	961,849	523,764
Inventory	53,576	40,365
Prepaid expenses and other current assets	126,200	97,946

Total current assets	1,174,599	1,014,564

Property and equipment:
Equipment	4,933,236	2,748,870
Motor vehicles	3,169,336	2,381,948
Leasehold improvements	114,302	103,195
Office equipment	37,598	27,617

	8,254,472	5,261,630
Less accumulated depreciation and amortization	3,810,290	2,708,041

	4,444,182	2,553,589

Other assets—
Deposits	88,095	867,666

Total assets	$5,706,876	$4,435,819

See accompanying notes.

INTEGRATED PAPER RECYCLERS, LLC

Balance Sheets—Continued

April 30, 2008 and 2007

Liabilities and Members’ Equity

	2008	2007
Current liabilities:
Current maturities of long-term debt	$457,935	$310,345
Accounts payable	627,898	346,591
Note payable, line of credit	388,095	—
Accrued expenses:
Distributions	400,000	500,000
Other	61,197	83,319

Total current liabilities	1,935,125	1,240,255

Long-term debt, less current maturities	630,696	191,130

Members’ equity	3,141,055	3,004,434

Total liabilities and members’ equity	$5,706,876	$4,435,819

See accompanying notes.

INTEGRATED PAPER RECYCLERS, LLC

Statements of Income and Members’ Equity

For the years ended April 30, 2008 and 2007

	2008	2007
Revenues	$8,347,590	$6,797,659
Cost of revenues	7,299,102	5,466,836

Gross profit	1,048,488	1,330,823
Selling, general and administrative expense	441,158	318,158

Operating income	607,330	1,012,665
Interest expense	70,709	46,049

Net income	536,621	966,616
Members’ equity at beginning of year	3,004,434	2,537,818
Distributions to members	(400,000)	(500,000)

Members’ equity at end of year	$3,141,055	$3,004,434

See accompanying notes.

INTEGRATED PAPER RECYCLERS, LLC

Statements of Cash Flows

For the years ended April 30, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net income	$536,621	$966,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,102,249	733,558
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(438,085)	8,647
Increase in prepaid expenses and other current assets	(28,254)	(13,554)
(Increase) decrease in inventory	(13,211)	2,192
Increase in accounts payable	281,307	153,015
Decrease in accrued expenses	(22,122)	(49,433)

Net cash provided by operating activities	1,418,505	1,801,041

Cash flows from investing activities:
Deposits paid	—	(591,424)
Purchases of property and equipment	(1,212,059)	(812,346)

Net cash used in investing activities	(1,212,059)	(1,403,770)

Cash flows from financing activities:
Principal payments on long-term debt	(414,056)	(294,446)
Net borrowings on line of credit	388,095	—
Distributions to members	(500,000)	—
Principal payments on note payable, member	—	(480,531)

Net cash used in financing activities	(525,961)	(774,977)

Net decrease in cash and cash equivalents	(319,515)	(377,706)
Cash and cash equivalents at beginning of year	352,489	730,195

Cash and cash equivalents at end of year	$32,974	$352,489

See accompanying notes.

INTEGRATED PAPER RECYCLERS, LLC

Statements of Cash Flows—Continued

For the years ended April 30, 2008 and 2007

	2008	2007
Supplemental disclosures of cash flow information:

Cash paid during the year for—
Interest	$70,709	$46,049

Non-cash investing and financing transactions:

The Company financed the purchases of equipment in the amount of $1,001,212 and $260,354 during the years ended April 30, 2008 and 2007, respectively.

During the year ended April 30, 2007, the Company accrued distributions to the members of $500,000.

The Company reclassified deposits in the amount of $779,571 to property and equipment during the year ended April 30, 2008.

See accompanying notes.

INTEGRATED PAPER RECYCLERS, LLC

Notes to Financial Statements

April 30, 2008 and 2007

Note 1—Nature of Business

Integrated Paper Recyclers, LLC (the Company) collects and delivers loose and baled paper under collection contracts with residential and commercial customers in the New England region. The Company also sorts and bales recovered paper, plastic, cans and glass at their facility for re-sale.

Note 2—Summary of Significant Accounting Policies

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below:

Estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Doubtful Accounts—The Company provides an allowance for doubtful accounts equal to estimated bad debt losses. The estimated losses are based on historical collection experience together with a review of the current status of the existing receivables. No allowance was deemed necessary for the years ended April 30, 2008 and 2007.

Inventory—Inventory consists of recyclable materials and is accounted for at the lower of cost on a first-in, first-out basis or market.

Property and Equipment—Property and equipment are stated at cost. Major renewals, additions and betterments are charged to the property and equipment accounts, while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are expensed in the year incurred.

Depreciation—Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Assets	Life in Years
Equipment	5-10
Motor vehicles	5
Leasehold improvements	15-39
Office equipment	5

INTEGRATED PAPER RECYCLERS, LLC

Notes to Financial Statements—Continued

April 30, 2008 and 2007

Note 2—Summary of Significant Accounting Policies—Continued

Revenue Recognition—The Company recognizes revenues under the accrual method of accounting. Under contract agreements, as paper collections are completed, the Company recognizes revenues when the customer is billed. Additionally, on sales of recycled materials, the Company recognizes revenues when the product has been delivered to the customer and the Company has billed the customer for the materials.

Advertising—Advertising costs are expensed in the year incurred. Advertising expense was $1,669 and $-0- for the years ended April 30, 2008 and 2007, respectively.

Income Taxes—The Company has elected to be taxed as a partnership. As such, corporate income, losses and credits are passed through to the members. The Company accrues distributions to the members to reflect the increase in tax liabilities related to corporate income included on the members’ personal income tax returns.

Note 3—Cash and Cash Equivalents

The Company considers its holdings to be cash equivalents if the instruments mature within ninety (90) days from the date of acquisition and have no penalty for early withdrawal. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company’s uninsured bank balances totaled $55,091 and $352,133 for the years ended April 30, 2008 and 2007, respectively.

Note 4—Note Payable, Line of Credit

The Company has a $500,000 revolving note payable, line of credit that automatically renews annually without a stated expiration date. The note payable, line of credit is secured by substantially all business assets of the Company and is personally guaranteed by a member of the LLC. The note payable, line of credit bears interest at the bank’s prime rate plus one percent (1.00%). At April 30, 2008 and 2007 the outstanding borrowings on the note payable, line of credit totaled $388,095 and $-0-, respectively.

INTEGRATED PAPER RECYCLERS, LLC

Notes to Financial Statements—Continued

April 30, 2008 and 2007

Note 5—Long-term Debt

The following is a summary of long-term debt at April 30:

	2008	2007
Notes payable, finance companies, with monthly payments from $682 to $7,670, including interest payments at rates ranging from 0% to 7.9%, through January 2012. The notes are collateralized by the related equipment.	$1,088,631	$501,475
Less current maturities	457,935	310,345

	$630,696	$191,130

Aggregate maturities of long-term debt are as follows for the years ending April 30:

2009	$457,935
2010	296,071
2011	248,981
2012	85,644

$1,088,631

Note 6—Related Party Transactions and Commitments

The Company receives administrative support from a related party through common ownership. During the years ended April 30, 2008 and 2007, the Company paid the affiliate a management fee of $168,000 and $132,000, as well as additional general and administrative expenses of $95,468 and $83,991, respectively.

The Company rents an operating facility under an operating lease from a related party through common ownership. The operating lease calls for monthly payments of $10,460 through October 1, 2008. The Company incurred lease expense of $110,162 and $93,917 to the related party for the years ended April 30, 2008 and 2007, respectively.

Minimum future rental payments under the operating lease are as follows for the year ended April 30:

2009	$52,300

INTEGRATED PAPER RECYCLERS, LLC

Notes to Financial Statements—Continued

April 30, 2008 and 2007

Note 6—Related Party Transactions and Commitments—Continued

The Company derived revenues of $6,434,204 and $5,074,942 for the years ended April 30, 2008 and 2007, respectively, through transactions with a related party through common ownership. The Company had accounts receivable from the related party of $742,395 and $361,845 at April 30, 2008 and 2007, respectively.

The Company rents office space as a tenant at will from a relative of a member. Rent expense to the related party was $3,600 for the years ended April 30, 2008 and 2007, respectively.

The Company has collection agreements with eight (8) towns. The agreements call for the Company to purchase recyclable material based on a stated formula. The agreements expire at various dates from April 2009 to April 2012.

Note 7—Income Taxes

The Company accrues distributions to the members to cover the federal and state income taxes which must be paid by the members on their income tax returns resulting from corporate taxable income included on their income tax returns. Total distributions accrued at April 30, 2008 and 2007 were $400,000 and $500,000, respectively.

Note 8—Concentrations

Transactions with two (2) customers accounted for approximately ninety percent (90%) and ninety-four percent (94%) of the Company’s revenues for the years ended April 30, 2008 and 2007, respectively.

Two (2) customers accounted for approximately eighty-seven percent (87%) and eighty-four percent (84%) of the Company’s accounts receivable at April 30, 2008 and 2007, respectively.